Exhibit 99.1

        NOBEL LEARNING COMMUNITIES, INC. ANNOUNCES IMPROVED THIRD QUARTER
                             AND NINE-MONTH EARNINGS

    WEST CHESTER, Pa., May 11 /PRNewswire-FirstCall/ -- Nobel Learning Communities, Inc. (Nasdaq: NLCI), a leading for-profit provider of education and school management services for the pre-elementary through 12th grade market, reported improved financial results for the third quarter and nine-month periods ended April 1, 2006.

    Net income for the third quarter of fiscal 2006 improved to $1,752,000 or $0.18 per diluted share compared to third quarter fiscal 2005 net income of $596,000 or $0.06 per diluted share. Third quarter revenues from continuing operations for fiscal 2006 were $43,934,000, an increase of 1.8% over the $43,156,000 reported for third quarter fiscal 2005. The Company ended the third quarter of fiscal 2006 and the third quarter of fiscal 2005 with 150 schools.

    Gross profit for the third quarter of fiscal 2006 increased by $52,000 to $6,390,000 or 14.5% of revenues, from $6,338,000 or 14.7% of revenues in the prior-year period.

    The improved revenue and gross profit results for third quarter fiscal 2006 resulted primarily from tuition increases of approximately 4.0% to 4.5%. The tuition increases were muted by a decrease in average enrollments. In addition, as the Company has been successful in its initiative to upgrade many of the administrative positions in its schools, these upgrades have resulted in school personnel costs increasing at a faster rate than revenue. This negatively impacted the gross margin in the third quarter of fiscal 2006.

    Net income for the third quarter improved on lower interest expense and lower general and administrative expenses. During the third quarter of fiscal 2005, the Company recorded a $1,500,000 charge to general and administrative expense to reserve the remainder of a note receivable from Total Education Solutions, Inc. (TES) relating to a loan made by the Company in 2000. The after-tax impact of this charge on the third quarter of fiscal 2005 was a decrease in net income of $930,000 or $0.10 per diluted share. Fiscal 2006 also included increases in professional fees, depreciation and stock option expense in accordance with Statement of Financial Accounting Standard 123(R) over the third quarter of fiscal 2005.

    Net income for the nine months ended April 1, 2006 improved to $2,273,000 or $0.23 per diluted share compared to fiscal 2005 net income of $554,000 or $0.06 per diluted share for the nine-month period during fiscal 2005. Nine-month revenues from continuing operations for fiscal 2006 were $123,735,000, an increase of 2.5% over the $120,721,000 reported for the first nine months of fiscal 2005. The Company ended the third quarter of fiscal 2006 and the third quarter of fiscal 2005 with 150 schools.

    Gross profit for the first nine months of fiscal 2006 increased by $881,000 to $15,308,000 or 12.4% of revenues, from $14,427,000 or 12.0% of revenues in the prior year.

    The improved revenue and gross margin results for the first nine months of fiscal 2006 resulted primarily from tuition increases of approximately 4.0% to 4.5% and improved school operating expenses, which were muted by decreases in average enrollments and our investment in upgraded school administrative positions.

    Net income for the nine months improved on lower interest expense and lower general and administrative expenses. During the nine months of fiscal 2005, the Company recorded a $1,500,000 charge to general and administrative expense to reserve the remainder of a note receivable from Total Education Solutions, Inc. relating to a loan made by the Company in 2000. The after-tax impact of this charge on the third quarter of fiscal 2005 was a decrease in net income of $930,000 or $0.10 per diluted share. Fiscal 2006 also included increases in professional fees, depreciation and stock option expense in accordance with Statement of Financial Accounting Standard 123(R).

    George Bernstein, President and Chief Executive Officer of Nobel Learning Communities, stated, "The Company's financial performance continues to improve, with our best third quarter and nine month net income results in over twenty years. However, as we noted in our first quarter earnings release, our back-to-school enrollment base was disappointing and that trend has continued through the year. We are intensely focused on stimulating enrollments in order to enable us to reach our long-term growth and performance objectives.

    "During the past quarter we have implemented several initiatives to support a strong back-to-school for fiscal 2007, including our new 'Links to Learning'(TM) pre-school curriculum program, which will be used by all Nobel Learning Communities pre-schools across the country. This program, which connects parents to what their children are learning in our classrooms, has been warmly embraced by our teachers and our customers. We believe the 'Links to Learning'(TM) program may increase enrollment next year, as it is both a strong customer acquisition tool and customer retention program. We also introduced new elementary school curriculum guides to enhance the communication of our kindergarten through eighth grade curriculum to current and potential students and parents. Our new curriculum guides have been integrated into our websites so that parents of potential students can now view our curriculum, support materials and grade level objectives online, something they could not previously do.

    "Also during the third quarter, we completed the rollout of our new NetSuite(R) information system to all our preschools, elementary and middle schools. Our new system will provide more timely information regarding revenue trends and enrollment trends that should allow us to more aggressively manage our sales and marketing efforts during the fiscal 2007 back-to-school enrollment period.

    "We continue to strengthen our balance sheet. The Company's cash position is stronger and our debt is lower than the third quarter of last year and the end of fiscal 2005. In addition, we have recently re-negotiated and lowered our interest rate matrix to further reduce the cost of our bank debt.

    "Finally, we have started to implement the initial steps and programs developed in our five-year strategic plan and believe that these initiatives will continue our momentum in building long-term stockholder value."

    Nobel Learning Communities, Inc. operates 150 schools in 13 states, consisting of private pre-elementary, elementary, middle and specialty high schools clustered within established regional learning communities.

    Except for historical information contained in this press release, the information in this press release consists of forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include changes in market demand, market condition and competitive activities, and the acceptance of newly developed and converted schools. Other risks and uncertainties are discussed in the Company's filings with the SEC. These statements are based only on management's knowledge and expectations on the date of this press release. The Company will not necessarily update these statements or other information in this press release based on future events or circumstances.

                        Nobel Learning Communities, Inc.
                      Consolidated Statements of Operations
  For the Thirteen and Thirty Nine Weeks Ended April 1, 2006 and April 2, 2005
                      (In thousands except per share data)
                                   (Unaudited)

                                   Thirteen Weeks Ended      Thirty Nine Weeks Ended
                                 ------------------------    ------------------------
                                  April 1,      April 2,      April 1,      April 2,
                                    2006          2005          2006          2005
                                 ----------    ----------    ----------    ----------
Revenues                         $   43,934    $   43,156    $  123,735    $  120,721
Gross Profit                          6,390         6,338        15,308        14,427
General and administrative
 expenses                             3,224         4,557        10,421        11,020
Operating income                      3,166         1,781         4,887         3,407
Interest expense                        382           671         1,156         2,079
Other income                            (98)          (39)         (224)         (131)
Income from continuing
 operations before
 income taxes                         2,882         1,149         3,955         1,459
Income taxes expense                  1,124           436         1,542           554
Income from continuing
 operations                           1,758           713         2,413           905
Loss from discontinued
 operations, net of taxes                (6)         (117)         (140)         (351)
Net income                            1,752           596         2,273           554
Preferred stock dividends               128           146           356           494
Income available to common
 stockholders                    $    1,624    $      450    $    1,917    $       60

Weighted average common
 shares:
  Basic                               7,470         7,450         7,465         6,936
  Diluted                             9,960         9,748         9,951         9,656

Basic income (loss) per share:
Income from continuing
 operations                      $     0.22    $     0.08    $     0.28    $     0.06
Discontinued operations                   -         (0.02)        (0.02)        (0.05)
Income per share                 $     0.22    $     0.06    $     0.26    $     0.01

Diluted income (loss) per share:
Income from continuing
 operations                      $     0.18    $     0.07    $     0.24    $     0.09
Discontinued operations                   -         (0.01)        (0.01)        (0.03)
Income per share                 $     0.18    $     0.06    $     0.23    $     0.06

Selected Balance sheet data:

                                     As of            As of
                                 April 1, 2006     July 2, 2005
                                 --------------   --------------
Cash and cash equivalents        $        6,375   $        2,925
Property and equipment, net              24,318           26,007
Goodwill and intangible
 assets, net                             36,775           36,937
Total debt                               13,746           15,461
Stockholders' equity                     40,285           37,390

SOURCE  Nobel Learning Communities, Inc.
    -0-                             05/11/2006
    /CONTACT: Tom Frank, CFO, Nobel Learning Communities, +1-484-947-2000/ /First Call Analyst: /
    /FCMN Contact: Barbara.Brenneck@nlcinc.com /
    /Web site:  http://www.nobellearning.com /